Exhibit 4.2

DIME COMMUNITY BANCSHARES, INC.,
Company,

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,
Trustee

SECOND
SUPPLEMENTAL
INDENTURE

Dated as of
June 28, 2024

TO

INDENTURE

Dated as of
May 6, 2022

9.000% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2034

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THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 28, 2024 (this “Supplemental Indenture”), between Dime Community Bancshares, Inc., a New York corporation having an address at 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788 (hereinafter called the “Company,” which term shall include any successors pursuant to the terms of this Supplemental Indenture), and Wilmington Trust, National Association, a national banking association having a corporate trust office at 277 Park Avenue, 25th Floor, New York, NY 10172, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Indenture (the “Base Indenture”), dated as of May 6, 2022, to the Trustee, to provide for the issuance from time to time of the Company’s subordinated debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, the Company previously issued Securities under the Base Indenture, known as its “5.000% Fixed-to-Floating Rate Subordinated Notes due 2032” under a First Supplemental Indenture, dated May 6, 2022;

WHEREAS, no other Securities have been issued under the Base Indenture as of the date hereof;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities under the Base Indenture to be known as its “9.000% Fixed-to-Floating Rate Subordinated Notes due 2034” (the “Notes”), the form and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (the Base Indenture, together with this Supplemental Indenture, referred to herein as this “Indenture”);

WHEREAS, the Pricing Committee of the Board of Directors of the Company, pursuant to authority granted to it by the Board of Directors of the Company on June 20, 2024 and resolutions duly adopted by the Pricing Committee on June 26, 2024, after consultation with, and advice from, the Company’s Chief Financial Officer, has duly authorized the issuance of the Notes and the amendments to the Base Indenture with respect to the Notes provided for in this Supplemental Indenture, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 201, Section 301 and Section 901 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make each of the Notes, when executed by the Company and authenticated and delivered by the Trustee or an authentication agent, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE I
DEFINITIONS

Section 101             Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)            all references in this instrument to designated “Articles,” “Sections” and other subdivisions are to be designated Articles, Sections and other subdivisions of this Supplemental Indenture unless the context otherwise requires; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(b)            each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture, except to the extent specifically defined herein, in which case the meaning ascribed to it in this Supplemental Indenture shall control; and

Section 101 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Bank” means:

(1)            any institution organized under the laws of the United States, any State of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa or the Virgin Islands which

(A)            accepts deposits that the depositor has a legal right to withdraw on demand, and

(B)            engages in the business of making commercial loans, or

(2)            any trust company organized under any of the foregoing laws.

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“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time for any quarterly interest period during the Floating Rate Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such interest period and any subsequent interest periods.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)            Compounded SOFR;

(2)            the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)            the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment;

(4)            the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)            the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)            if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)            the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)            in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)            in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date shall be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            if the Benchmark is Three-Month Term SOFR, the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)            a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

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(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the Trustee or banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 207. The Company shall initially act as the Calculation Agent.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)            the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)            if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 495.1 basis points per annum.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“DTC” means The Depository Trust Company.

“Events of Default” has the meaning provided in Section 501.

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“Federal Reserve” means the Board of Governors of the Federal Reserve System, and any successors thereto.

“FRBNY” means the Federal Reserve Bank of New York.

“Federal Reserve Bank of New York’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 207(a).

“Fixed Rate Period” has the meaning provided in Section 207(a).

“Fixed Rate Regular Record Date” has the meaning provided in Section 207(a).

“Floating Rate Interest Payment Date” has the meaning provided in Section 207(b).

“Floating Rate Period” has the meaning provided in Section 207(b).

“Floating Rate Regular Record Date” has the meaning provided in Section 207(b).

“Interest Payment Date” has the meaning provided in Section 207(b).

“Interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

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“Issue Date” means June 28, 2024.

“Maturity Date” has the meaning provided in Section 202.

“Notice of Default” has the meaning provided in Section 503(c).

“Paying Agent” means any Person authorized by the Company, including the Company, to pay the principal of, or any premium or interest on, the Notes on behalf of the Company.

“Principal Subsidiary Bank” means (i) any Subsidiary Bank the consolidated assets of which as set forth in the most recent statement of condition of such Subsidiary Bank constitute 40% or more of the Company’s consolidated assets as determined from the most recent quarterly balance sheet of the Company or (ii) any Subsidiary Bank designated as a Principal Subsidiary Bank by the Board of Directors, provided that if the Federal Reserve notifies the Company that any Subsidiary Bank that is a Principal Subsidiary Bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s risk-based capital guidelines or regulations applicable to bank holding companies, such Subsidiary Bank shall not be a Principal Subsidiary Bank from and after the time the Company receives from the Federal Reserve such a notice.

“Redemption Date” has the meaning provided in Section 701.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of SOFR (or a successor administrator), on the FRBNY’s Website.

“Subsidiary Bank” means any Subsidiary which is a Bank.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (d) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of its Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

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“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR as published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or any successor administrator of Three-Month Term SOFR selected by the Calculation Agent in its reasonable discretion).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor regulatory authority with jurisdiction over bank holding companies) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

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“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underwriters” means the underwriters listed in Schedule 1 to the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated June 26, 2024, between the Company, Dime Community Bank, and Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc., for themselves and as representatives of the other underwriters named in Schedule I thereto.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201             Designation and Principal Amount.

There is hereby authorized and established a series of Securities under this Indenture, designated as the “9.000% Fixed-to-Floating Rate Subordinated Notes due 2034.”

Section 202             Form and Denomination of Notes.

The definitive form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes or in this Indenture. The Stated Maturity of the Notes shall be July 15, 2034 (the “Maturity Date”). The Notes shall be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof or in units, each unit representing $25 principal amount of the Notes.

Section 203             Initial Limit on Amount of Series.

The Notes shall initially be limited to U.S. $65,000,000 in aggregate principal amount (2,600,000 units, each unit representing $25 principal amount of the Notes) (or up to $74,750,000 in aggregate principal amount (2,990,000 units, each unit representing $25 principal amount of the Notes) if the Underwriters exercise their over-allotment option granted pursuant to the Underwriting Agreement in full), and may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 205 hereof.

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Section 204             Rank; Subordination.

The Notes are unsecured and shall rank subordinate and junior, to the extent and in the manner set forth in this Indenture, in right of payment and upon liquidation of all the Company’s obligations to the holders of Senior Debt of the Company. The Notes shall rank equally among themselves and with all of the Company’s other subordinated unsecured indebtedness that, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such obligations are not superior in right of payment to the Notes or to other indebtedness that is pari passu with, or is not subordinate to, the Notes. It is intended that the Notes be and are Tier 2 Capital or the equivalent, for all regulatory purposes.

Section 205             Further Issues Without Holders’ Consent.

The Company may, without notice to or the consent of the Holders of the Notes, but in compliance with the terms of this Indenture, create and issue additional Notes having the same ranking, interest rate, maturity date and other terms as the Notes (other than the date of issuance, the issue price, the initial interest accrual date and the first Interest Payment Date). Any such additional Notes shall rank equally and ratably with the Notes. Any such additional Notes, together with the Notes initially issued hereunder, shall constitute a single series of Securities for all purposes under this Indenture. Notwithstanding anything to the contrary in the foregoing, no additional Notes may be issued unless (1) the additional Notes will be fungible with the Notes initially issued hereunder for United States securities law purposes, (2) (a) the additional Notes are issued pursuant to a “qualified reopening” of the Notes initially issued hereunder for United States federal income tax purposes, or (b) the Notes initially issued hereunder were, and the additional Notes are, issued without any original issue discount for United States federal income tax purposes and (3) the additional Notes have the same CUSIP number as the Notes initially issued hereunder. No additional Notes may be issued if any Event of Default has occurred and is continuing with respect to the Notes.

Section 206             Form and Payment.

Principal of, premium, if any, and interest on the Notes shall be payable in U.S. Dollars. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all such amounts then due. At the option of the Company, interest may be paid by mailing a check to the address of the Person entitled to such interest as such address shall appear in the Security Register.

Section 207             Interest.

(a)            Notes shall bear interest at a fixed rate of 9.000% per annum from and including June 28, 2024 to, but excluding, July 15, 2029 or any earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period shall be payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on October 15, 2024 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be July 15, 2029, unless the Notes are earlier redeemed. The interest payable on each Fixed Rate Interest Payment Date during the Fixed Rate Period shall be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”), except that interest that is paid at Maturity shall be paid to the Person to whom the principal shall be payable.

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(b)            The Notes shall bear a floating interest rate from, and including July 15, 2029, to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate shall be reset quarterly and shall be equal to the then-current Three-Month Term SOFR plus 495.1 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes shall be payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on October 15, 2029 (each such date, a “Floating Rate Interest Payment Date” and, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable on each Floating Rate Interest Payment Date during the Floating Rate Period shall be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”), except that interest that is paid at Maturity shall be paid to the Person to whom the principal shall be payable. Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. The Calculation Agent shall provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark) and the Company shall provide written notice to the Holders of the Notes of the interest rate in effect on the Notes promptly thereafter.

(c)            The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, July 15, 2029, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period shall be computed on the basis of a 360-day year on the basis of the actual number of days elapsed. The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date shall be paid on the next succeeding day which is a Business Day (any payment made on such date shall be treated as being made on the date that the payment was first due and no interest on such payment shall accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date shall be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day shall include interest accrued to, but excluding, such Business Day. Dollar amounts resulting from interest calculations shall be rounded to the nearest cent, with one half cent being rounded upward.

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(d)            The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there shall at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period and to determine and calculate any interest in respect of any Benchmark Replacement. The calculation of Three-Month Term SOFR for each applicable quarterly interest period during the Floating Rate Period by the Calculation Agent shall (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period shall be maintained on file at the Calculation Agent’s principal offices, shall be made available to any Holder of the Notes upon request and shall be provided to the Trustee (for informational purposes only). The Trustee shall have no responsibility to determine whether any manifest error has occurred, may conclusively assume that no such manifest error exists and shall not be liable in so assuming. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under this Indenture. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company shall promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall have no duty to monitor compliance or see to the performance by the Calculation Agent of any of its obligations in respect of the Notes or to perform such obligations, and shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, or the Calculation Agent appointed by the Company is unable or unwilling to perform its duties hereunder, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent.

(e)

(1)            If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement shall replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent shall have the right to make Benchmark Replacement Conforming Changes from time to time.

(2)            Notwithstanding anything set forth in Section 207(b) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 207(e) shall thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period shall be an annual rate equal to the Benchmark Replacement plus 495.1 basis points.

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(3)            The Calculation Agent is expressly authorized to make the determinations, decisions and elections set forth in the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark, and in this Section 207(e). Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) shall be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, shall be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, shall be made after consultation with the Company, and the Calculation Agent shall not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company shall make such determination, decision or election on the same basis as described above.

(4)            The Company (or its Calculation Agent) shall notify the Trustee in writing (for informational purposes only) (i) upon the occurrence of the Benchmark Transition Event and the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(5)            The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent hereunder, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. For the avoidance of doubt (and without limitation of the foregoing), the Trustee (including in its capacity as Paying Agent) shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark or for the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection related to rate-setting or with respect to any delay caused by the Calculation Agent’s failure to timely or appropriately determine a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. All notices received hereunder by the Trustee from the Calculation Agent and all notices received by the Trustee from the Company pursuant to this Section 207(e) shall be for informational purposes only and shall not require the Trustee to take any action in respect thereof. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

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(6)            If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent shall have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions shall apply.

Section 208             No Sinking Fund.

No sinking fund shall be provided with respect to the Notes. In no event shall any Holder of the Notes have the right to require the Company to call, redeem or repurchase the Notes, in whole or in part, and Article XII of the Base Indenture shall not be applicable to the Notes. Nothing in this Section 208 shall limit the ability of Holders of Notes to enforce their rights to the payment of principal, premium, if any, and interest on the Notes at maturity as provided in the Notes and in the Base Indenture, including Section 508 of the Base Indenture.

Section 209             Notes Not Convertible or Exchangeable.

The Notes shall not be convertible or exchangeable for other securities or property.

Section 210             Global Securities.

The Notes shall be issued as Securities and in the form of one or more permanent global Securities, without coupons, registered in the name of the Depositary or its nominee. The initial Depositary for the Notes shall be DTC. Except as otherwise provided in Section 305 of the Base Indenture, the global Securities described above may be transferred by the Depositary, in whole but not in part, only to a nominee of the Depositary, or by a nominee of the Depositary to the Depositary, or to a successor Depositary or to a nominee of such successor Depositary.

Owners of beneficial interests in such global Securities shall not be considered the Holders thereof for any purpose under this Indenture. The rights of owners of beneficial interests in such global Securities shall be exercised only through the Depositary.

Section 211             No Additional Amounts.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company shall not pay additional amounts with respect to such tax or assessment.

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ARTICLE III
ORIGINAL ISSUE OF NOTES

Section 301             Original Issue of Notes.

The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE IV
SATISFACTION AND DISCHARGE

With respect to the Notes only, Section 401 of the Base Indenture is hereby replaced with the following:

Section 401             Satisfaction and Discharge of Indenture.

This Indenture, including the provisions of Article XIV of the Base Indenture as modified hereby (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for in this Indenture), shall upon Company Request cease to be of further effect with respect to the Notes, and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture as to the Notes, when

(a)            either:

(1)            all Notes previously authenticated and delivered (other than (i) Notes which have been destroyed, lost, or stolen and which have been replaced or paid as provided in Section 306 of the Base Indenture and (ii) Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003 of the Base Indenture) have been delivered to the Trustee for cancellation; or

(2)            all such Notes not previously delivered to the Trustee for cancellation

(A)            have become due and payable,

(B)            will become due and payable at their Stated Maturity within one year, or

(C)            are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation (other than Notes which have been destroyed, lost, or stolen and which have been replaced or paid as provided in Section 306 of the Base Indenture), for principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

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(b)            the Company has paid or caused to be paid all other sums payable by the Company under this Supplemental Indenture; and

(c)            the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of this Indenture with respect to the Notes have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture with respect to the Notes, the obligations of the Company to the Trustee under Section 607 of the Base Indenture, the obligations (if any) of the Company to any Authenticating Agent under Section 614 of the Base Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (2) of Clause (a) of this Section, the obligations of the Trustee under Section 402 of the Base Indenture and the last paragraph of Section 1003 of the Base Indenture shall survive.

ARTICLE V
REMEDIES

With respect to the Notes only, the limitations set forth in Section 507 of the Base Indenture do not apply to a suit instituted by a holder of Notes for the enforcement of payment of the principal of or interest on the Notes on or after the Maturity Date.

With respect to the Notes only, Sections 501, 502, 503 and 512 of the Base Indenture are hereby replaced with the following:

Section 501             Events of Default.

“Events of Default,” wherever used in this Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(a)            a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or a Principal Subsidiary Bank in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or a Principal Subsidiary Bank is appointed for the Company or for any substantial part of its property or for a Principal Subsidiary Bank, or a court or a bank regulatory authority having jurisdiction in the premises, shall appoint a receiver or similar official, or order the winding-up or liquidation of the affairs of the Company or a Principal Subsidiary Bank, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(b)            the Company or a Principal Subsidiary Bank shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case under any such law, or the Company or a Principal Subsidiary Bank shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or a Principal Subsidiary Bank or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

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Section 502             Acceleration of Maturity; Rescission and Annulment.

If an Event of Default under clause (a) or (b) of Section 501 hereof with respect to the Notes occurs and is continuing, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

At any time after such a declaration has been made with respect to the Notes and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article V of this Indenture, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee may waive all defaults with respect to all affected series, and may rescind and annul such declaration and the consequences of the Event of Default if:

(a)            the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all overdue interest on all Notes, (2) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and any interest on such Notes at the rate or rates prescribed herein and in the Notes, and (3) all sums paid or advanced by the Trustee under this Indenture and the compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel; and

(b)            all defaults and Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which has become due solely by such acceleration, have been cured or waived as provided in Section 513 of the Base Indenture.

No such rescission shall affect any subsequent default or impair any consequent right.

Except for an Event of Default specified in Section 501(a) or 501(b), no other default, or failure to perform, or breach of any covenant or warranty of the Company, shall result in a right to accelerate the principal or interest due under the Securities then Outstanding.

Section 503             Collection of Indebtedness and Suits for Enforcement by Trustee.

The Company covenants that if:

(a)            default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days,

(b)            default is made in the payment of the principal of (or premium, if any, on) any Note at its Maturity and such default continues for a period of 30 days, or

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(c)            default is made in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in the performance of which or breach of which is elsewhere in this Section specifically dealt with or which has been expressly included in this Indenture solely for the benefit of a series of Securities other than such series), and such default or breach continues for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture, the Company shall, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed in such Securities, and, in addition, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements, and advances of the Trustee, its agents, and counsel.

If the Company fails to pay such amounts immediately upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other proper remedy.

Section 504             Control by Holders.

The Holders of a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that:

(a)            such direction shall not be in conflict with any rule of law or with this Indenture,

(b)            the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction,

(c)            such direction is not unduly prejudicial to the rights of other Holders of the Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders); and

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(d)            the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer or Officers of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability.

ARTICLE VI
DEFEASANCE

Section 601             Defeasance Applicable to Notes.

Pursuant to Section 301 of the Base Indenture, provision is hereby made for defeasance of the Notes under Section 1301 of the Base Indenture upon the terms and conditions contained in Article XIII of the Base Indenture.

ARTICLE VII
REDEMPTION

Section 701             Redemption.

The Notes shall be redeemable, in each case, in whole at any time or in part from time to time, at the option of the Company beginning with the Interest Payment Date of July 15, 2029, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter (each, a “Redemption Date”), subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve. The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption shall be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date fixed by the Company (subject to the right of Holders of the Notes on the relevant record date to receive interest, if any, due on the relevant Interest Payment Date). The provisions of Article XI of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 701. Any partial redemption of a global Security representing the Notes shall be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

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Section 702             Effect of Notice of Redemption.

With respect to the Notes only, Section 1106 of the Base Indenture is hereby revised to read as follows:

Notice of redemption having been given in accordance with this Indenture, the Notes to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price specified in the notice, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest; provided that any redemption or notice of any redemption may, at the Company’s discretion, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness, or other corporate transaction or event, and notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.  Any such conditions precedent shall be set forth in the notice of redemption, and such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), including to a date that is more than 60 days following the date of the initial notice of redemption, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed. The Company shall provide written notice of the delay or rescission of such notice of redemption to the Trustee no later than 5:00 p.m. Eastern Time on the second Business Day prior to the Redemption Date. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date.

ARTICLE VIII
MISCELLANEOUS

Section 801             Ratification of Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture shall apply solely with respect to the Notes and shall govern in the event of any difference with the Base Indenture.

Section 802             Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

Section 803             Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

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Section 804             Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether expressed or not.

Section 805             Separability Clause.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 806             Benefits of Indenture.

Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the Holders of the Securities, the parties hereto and their successors hereunder, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 807             Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York (including but not limited to N.Y. General Obligations Law Section 5-1401 and any successor statute thereto), without regard to the conflicts of law provisions thereof.

Section 808             Waiver of Jury Trial.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES, THE BASE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 809             Consent to Jurisdiction.

Each of the Company and the Trustee irrevocably consents and submits, for itself and in respect of any of its assets or property, to the nonexclusive jurisdiction of any court of the State of New York or any United States court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and of any appellate court in respect thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the Securities, and waives any immunity from the jurisdiction of such courts. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Company and the Trustee agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and the Trustee, respectively, and the Company waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

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Section 810             Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, email or other electronic format (i.e., “pdf,” “tif” or “jpg”) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, email or other electronic format shall be deemed to be their original signatures for all purposes. This Supplemental Indenture and any other document, certificate or opinion delivered in connection with this Supplemental Indenture or the issuance and delivery of Notes may be signed by or on behalf of the Company and the Trustee by manual, facsimile or pdf, tif or jpg.

Section 811             Trustee.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Supplemental Indenture or the Notes, and the recitals contained in this Supplemental Indenture and in the Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof and it shall not be responsible for any statement in any other document in connection with the sale of the Notes.

Section 812             USA PATRIOT Act.

The parties hereto acknowledge that in order to help the government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, and record information that identifies each person establishing a relationship or opening an account with the Trustee. The parties hereto agree that they will provide the Trustee with name, address, tax identification number, if applicable, and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship, and will further provide the Trustee with formation documents such as articles of incorporation or other identifying documents.

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ARTICLE IX
SUPPLEMENTAL INDENTURES

With respect to the Notes only, Sections 901, 902 and 1411 of the Base Indenture are hereby replaced with the following:

Section 901             Supplemental Indentures Without Consent of Holders.

Without the consent of any Holder of the Notes, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:

(a)            to evidence the succession of another Person to the Company as obligor under this Indenture;

(b)            to evidence and provide for the acceptance or appointment of a successor Trustee with respect to the Notes or facilitate the administration of the trusts under this Indenture by more than one Trustee;

(c)            to add to the covenants for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in this Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect as determined in good faith by the Company and evidenced by an Officers’ Certificate;

(d)            to add or eliminate additional Events of Default;

(e)            to cure any ambiguity, defect or inconsistency in this Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect as determined in good faith by the Company and evidenced by an Officers’ Certificate;

(f)            to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” in the prospectus supplement applicable to the Notes at the time of the initial sale thereof;

(g)            to secure the Notes or add obligors or collateral;

(h)            to establish the form of any Securities and to provide for the issuance of any series of Securities under the Base Indenture and to set forth the terms thereof;

(i)            to provide for additional Notes;

(j)            to provide for the issuance of Notes in uncertificated form in addition to or in place of certificated Notes;

(k)            to add to, change, or eliminate any of the provisions of this Indenture in respect of one or more series of Securities, provided that any such addition, change, or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of a supplemental indenture making such addition, change or elimination and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding;

(l)            to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

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(m)            to make any change that does not adversely affect the rights of any Holder of Notes in any material respect as determined in good faith by the Company and evidenced by an Officers’ Certificate;

(n)            to qualify or maintain qualification of this Indenture under the Trust Indenture Act; or

(o)            to comply with the rules and regulations of any securities exchange or automated quotation system on which the Notes may be listed or traded.

Section 902             Supplemental Indenture With Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes and other Securities of each series affected by such supplemental indenture, by Act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture or indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture as applicable to the Notes; provided, however, that no such supplemental indenture entered into pursuant to this Section 902 shall, without the consent of the Holder of each Outstanding Security affected by such supplemental indenture:

(a)            change the Stated Maturity or due date of the principal of or interest payable on the Notes or change the currency in which such principal or interest is payable;

(b)            reduce the principal amount of or the rate or amount of interest on the Notes;

(c)            impair the right to institute suit for the enforcement of any payment on with respect to the Notes;

(d)            reduce the percentage in principal amount of the Outstanding Notes, the consent of the Holders of which is required (1) to modify or amend this Indenture, or (2) to waive compliance with the provisions of or defaults under this Indenture and their consequences provided for in this Indenture;

(e)            modify any of the provisions of this Section, Section 513 of the Base Indenture, or Section 1005 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each affected Outstanding Note, provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section, or the deletion of this proviso, in accordance with the requirements of Section 611(2) of the Base Indenture and Section 901(b) hereof;

(f)            modify any of the provisions of this Indenture with respect to the subordination of any Note or of any series of Securities issued under the Base Indenture in a manner adverse to the Holders or adverse to the capital treatment of the Notes, except to clarify ambiguities or to meet regulatory requirements for the Notes to qualify as Tier 2 Capital or the equivalent for bank regulatory purposes; or

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(g)            modify or affect in any manner adverse to the Holders of the Notes the terms and conditions of the obligation of the Company in respect of the due and punctual payment of the principal of or premium or interest on the Notes.

Section 903             Modification of Subordination Provisions.

Anything in Article IX of the Base Indenture or elsewhere contained in this Indenture to the contrary notwithstanding, no modification or amendment of this Indenture that adversely affects the superior position of any holder of Senior Debt shall be effective against any such holder of Senior Debt unless such holder of Senior Debt has consented to such modification or amendment.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

DIME COMMUNITY BANCSHARES, INC.

By:	/s/Avinash Reddy
Name:	Avinash Reddy
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Iris Munoz
Name:	Iris Munoz
Title:	Assistant Vice President

[Signature page to Second Supplemental Indenture]

Exhibit A

FORM OF NOTE

(See Attached)

[FORM OF GLOBAL NOTE]

DIME COMMUNITY BANCSHARES, INC.

9.000% FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE JULY 15, 2034

No. [1] $[65,000,000] ([2,600,000] Units, Each Unit Representing $25 Principal Amount of Notes)	CUSIP No. 25432X 300 ISIN No. US25432X3008

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO DIME COMMUNITY BANCSHARES, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (“FDIC”) OR ANY OTHER GOVERNMENT AGENCY.

THIS SECURITY IS SUBORDINATED, AS TO PRINCIPAL, INTEREST AND PREMIUM, AND ADDITIONAL AMOUNTS, IF ANY, TO ALL “SENIOR DEBT” OF THE COMPANY, INCLUDING ALL OBLIGATIONS TO THE COMPANY’S DEPOSITORS AND GENERAL CREDITORS OR TRADE CREDITORS. THIS SECURITY IS NOT SECURED BY ANY ASSETS OF THE COMPANY OR BY THE ASSETS OF ANY OF ITS SUBSIDIARIES OR AFFILIATES, IS NOT GUARANTEED BY ANY OF COMPANY’S SUBSIDIARIES OR AFFILIATES.

THIS SECURITY IS ISSUABLE IN MINIMUM DENOMINATIONS OF $25 AND INTEGRAL MULTIPLES OF $25 IN EXCESS THEREOF OR IN UNITS, EACH UNIT REPRESENTING $25 PRINCIPAL AMOUNT OF NOTES. AS PROVIDED IN THE INDENTURE AND SUBJECT TO CERTAIN LIMITATIONS THEREIN SET FORTH, SECURITIES OF THIS SERIES ARE EXCHANGEABLE FOR A LIKE AGGREGATE PRINCIPAL AMOUNT OF SECURITIES OF SUCH SERIES OF A DIFFERENT AUTHORIZED DENOMINATION, AS REQUESTED BY THE HOLDER SURRENDERING THE SAME.

Dime Community Bancshares, Inc., a New York corporation, and any successor thereto, as provided below (the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [SIXTY-FIVE MILLION] DOLLARS ($[65,000,000]) ([2,600,000] units, each Unit representing $25 principal amount of Notes) on July 15, 2034 (the “Stated Maturity Date”), unless redeemed prior to such date. This Security will bear interest at a fixed rate of 9.000% per annum from and including June 28, 2024, to, but excluding, July 15, 2029 (the “Fixed Rate Period”), unless redeemed prior to such date. Interest accrued on this Security during the Fixed Rate Period will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each such date, a “Fixed Rate Interest Payment Date”), with the first such Fixed Rate Interest Payment Date being October 15, 2024, and the last such Fixed Rate Interest Payment Date being July 15, 2029, unless redeemed prior to such date. This Security will bear interest at a floating per annum interest rate from and including July 15, 2029, to, but excluding, the Stated Maturity Date or any earlier redemption date (the “Redemption Date”) (such period, the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Interest Period will be equal to the then-current Benchmark plus 495.1 basis points. During the Floating Rate Period, interest on this Security will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each such date, a “Floating Rate Interest Payment Date”, and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), with the first such Floating Rate Interest Payment Date being October 15, 2029, and the last such Floating Rate Interest Payment Date being the Stated Maturity Date, unless redeemed prior to such date. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. The interest so payable, and punctually paid or duly provided for on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) prior to such Interest Payment Date; provided, however, that interest payable at Maturity shall be paid to the Person to whom principal shall be payable.

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The interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, July 15, 2029. The interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. If a Fixed Rate Interest Payment Date or the Stated Maturity Date for this Security falls on a day that is not a Business Day, the interest payable on such Interest Payment Date or the payment of principal and interest on the Stated Maturity Date will be paid on the next succeeding Business Day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the Holder of this Security will not be entitled to any further interest or other payment. If a Floating Rate Interest Payment Date falls on a day that is not a Business Day, then such Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, unless such day falls in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

No sinking fund will be provided with respect to this Security. In no event shall any Holder of this Security have the right to require the Company to call, redeem or repurchase this Security, in whole or in part prior to maturity. Nothing in this paragraph, however, shall limit the ability of the Holder of this Security to enforce its rights to the payment of principal and premium, if any, and interest on the Security at maturity as provided herein.

Payment of the principal of and interest on this Security will be made at the Corporate Trust Office of the Trustee, or such other office or agency designated by the Company for that purpose, in U.S. Dollars; provided that, at the option of the Company, interest on this Security may be paid by mailing a check to the address of the Person entitled to such interest as such address shall appear in the Security Register.

Under certain conditions, the Company may, without notice to or the consent of the Holder of this Security, create and issue additional notes having the same ranking, interest rate, maturity date and other terms as this Security (other than the date of issuance, the issue price, the initial interest accrual date and the first Interest Payment Date), provided that no such additional notes may be issued unless (1) the additional notes are fungible with this Security for United States securities law purposes, (2) (a) the additional notes are issued pursuant to a “qualified reopening” of this Security for United States federal income tax purposes, or (b) this Security was, and the additional notes are, issued without any original issue discount for United States federal income tax purposes and (3) the additional notes have the same CUSIP number as this Security. No additional notes may be issued if any Event of Default has occurred and is continuing with respect to this Security. Such additional notes shall be consolidated and form a single series with this Security for all purposes under the Indenture.

Any “depository institution,” as defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds this Security (or beneficial interest therein) shall be deemed to have agreed by acquiring this Security (or such beneficial interest) to waive any rights to offset all or any portion of the indebtedness represented by this Security (or such beneficial interest) against any indebtedness or other obligations of such institution to the Company.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual, facsimile or pdf.

DIME COMMUNITY BANCSHARES, INC.

By:
Name:
Title:

Dated: [ ], 2024

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated: [ ], 2024

[Signature Page to Global Note]

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (the “Securities”), issued and to be issued in one or more series under a Indenture, dated as of May 6, 2022 (the “Base Indenture”), as supplemented by that Second Supplemental Indenture, dated as of June 28, 2024 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and Wilmington Trust, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and to which Indenture reference is hereby made for a statement of the terms upon which the Securities of this series designated on the face hereof are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

The indebtedness evidenced by this Security is subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture, and each Holder of this Security, by such Holder’s acceptance of this Security, covenants and agrees to the subordination provided in the Indenture and shall be bound by the provisions of the Indenture. Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification, or waiver of any term of the Senior Debt or extension or renewal of the Senior Debt.

Each Holder hereof, by his, her or its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance of this Security upon compliance with certain conditions set forth in the Indenture.

If certain Events of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Any Event of Default with respect to this Security may be waived by the Holder hereof, as and if provided in the Indenture.

The Company may, at its option, redeem the Securities of this series, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, on any Interest Payment Date on or after July 15, 2029. The Company may also, at its option, redeem the Securities of this series before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date fixed by the Company.

Notwithstanding any of the foregoing, to the extent then required under or pursuant to applicable regulations of the Federal Reserve, this Security may not be repaid prior to the Stated Maturity Date without the prior written consent of the Federal Reserve. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. The provisions of Article XI of the Base Indenture and Article VII of the Second Supplemental Indenture shall apply to the redemption of any Securities of this series by the Company.

In the event that any payment on the Securities of this series is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

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No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium (if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Base Indenture for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Nothing in this Security, express or implied, shall give to any person, other than the Holders of the Securities of this series, the parties hereto and their permitted successors hereunder, any benefit of any legal or equitable right, remedy or claim hereunder.

All notices under this Security shall be in writing and, in the case of the Company, addressed to the Company at 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788, Attention: General Counsel, or, in the case of the Trustee, addressed to the Trustee at 277 Park Avenue, 25th Floor, New York, NY 10172 , Attention: Dime Community Bancshares Notes Administrator or to such other address of the Trustee as the Trustee may notify the Holders of the Securities of this series. All notices to the Holder of this Security will be given to the Holder at its address as it appears in the Security Register.

All covenants and agreements by the Company in this Security and the Indenture shall bind the Company’s successors and assigns, including successors by operation of law resulting from a merger or consolidation of the Company, or successors resulting from the transfer of the Company’s assets and liabilities substantially or entirely, to another entity (“Successors”). Any Successor shall expressly assume in writing all the Company’s obligations hereunder prior to becoming a Successor, and upon becoming a Successor, shall perform all the Company’s obligations hereunder and make all payments due hereunder.

In case any provision in this Security shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY, THE INDENTURE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

This Security shall be governed by and construed in accordance with the laws of the State of New York (including but not limited to N.Y. General Obligations Law Section 5-1401 and any successor statute thereto), without regard to the conflicts of law provisions thereof.

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[FORM OF TRANSFER NOTICE]

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert Assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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